EXHIBIT 10.1

PSIVIDA CORP.

October 31, 2008

Dr. Paul Ashton

76 Page Road

Newton, MA 02460

Dear Dr. Ashton:

On behalf of the Board of Directors of pSivida Corp., a Delaware corporation (the “Company”), I am pleased to offer you, Paul Ashton (referred to herein as “you” or “Executive”) the following employment agreement pursuant to this letter (the “Agreement”):

1. Employment: The Company agrees to employ you, and you agree to serve in the Company’s employ, on and subject to the terms and conditions hereinafter set forth.

2. Duties and Responsibilities: You will hold the title of and will serve as (i) Managing Director an executive officer position with ultimate executive authority in the management team reporting directly to the Board of Directors of the Company, You agree to work full-time at your positions with the Company and to devote your entire working time, skill, attention and best efforts to the discharge of your duties and responsibilities and to promoting the best interests of the Company. Participation in charitable and professional organizations is allowed so long as such activities do not interfere with your duties and responsibilities or compete with the business and activities of the Company, as further set forth in that certain Non-Competition Agreement, dated October 3, 2005, between you and the Company (the “Non-Competition Agreement”).

3. Term: The term of your employment will be from the date hereof until such time as your employment is terminated by mutual consent of the parties or in accordance with, and subject to the obligations set forth in, Section 8.

4. Compensation: You shall receive compensation commensurate with that received by the other Executive Directors of the Company, including without limitation the following initial terms:

(a) Base Salary: Your base salary as of the date hereof will be Three Hundred Thousand Dollars ($300,000) per year (the “Base Salary”), payable in accordance with the policies and procedures of the Company or the Subsidiary, as the case may be, as in effect from time to time. The Company will review your Base Salary on an annual basis and may elect to increase (but not decrease) it pursuant to such review.

(b) Bonus: In addition to your base salary, you will be eligible to receive an annual cash bonus in an amount to be determined by the Company’s Board of Directors (the “Bonus”).

(c) Stock Options: You will be eligible to participate in the Company’s Employee Share Option Plan in accordance with the terms and guidelines thereof. The issuance of options and shares thereunder shall be subject to the approval of the Board of Directors or shareholders of the Company. Notwithstanding the foregoing, the Company agrees that you will receive grants of stock options commensurate with those received by other Executive Directors of the Company. In addition, as soon as practicable after the execution of this Agreement, you will be granted stock options to purchase 500,000 of the Company’s ordinary shares at an exercise price of 0.92 Australian dollars per share. Except as provided in Section 8(c), these options shall vest in accordance with the vesting schedule described below, subject to the Company achieving certain milestones that the parties shall determine by mutual agreement, and once vested shall be exercisable (unless earlier terminated) until December 31, 2010.

Number of Ordinary Shares	Vesting Schedule
250,000	December 31, 2006
250,000	December 31, 2007

The initial terms set forth above shall be subject to review and adjustment on an annual basis to ensure that your overall compensation package is commensurate with the compensation package, including base salary, bonus and stock options grants, of other Executive Directors of the Company.

5. Expenses: You shall be reimbursed for reasonable business-related expenses in accordance with applicable policies and procedures of the Company or the Subsidiary, as the case may be, as in effect from time to time.

6. Vacation, Fringe Benefits and Indemnification: You will be entitled to four (4) weeks’ paid vacation per calendar year and fringe benefits in accordance with the policies of the Subsidiary, which benefits shall include (i) participation in any employee pension benefit plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including the 401(k) savings plan adopted or maintained by the Subsidiary, made generally available to executives of the Subsidiary and (ii) participation in any health insurance, disability insurance, group life insurance or any other employee welfare benefit plan within the meaning of Section 3(1) of ERISA made generally available to executives of the Subsidiary. The Company and the Subsidiary will provide you with indemnification to the fullest extent permitted under the applicable Certificate of Incorporation, By-Laws, Constitution or other governing documents of the Company or the Subsidiary, as the case may be.

7. Taxes: All payments made to you pursuant to this Agreement or otherwise in connection with your employment shall be subject to the usual withholding practices of the Company or the Subsidiary, as the case may be, and will be made in compliance with existing federal and state requirements regarding the withholding of taxes.

8. Termination and Severance Benefits: Either you or the Company may at any time terminate your employment with the Company and the Subsidiary after giving two weeks’ notice to the other party, provided that the parties discharge their respective obligations as set forth in this Section 8 and elsewhere in this Agreement.

(a) Termination Upon Death or Disability: If you cease to be an employee of the Company and the Subsidiary as a result of death or Disability, the Company will have no further obligation or liability to you hereunder other than for (i) Base Salary earned and unpaid at the date of termination, (ii) Bonus earned (i.e. all targets or other requirements necessary to receive the Bonus have been met) but unpaid at the date of termination, if any, and (iii) compensation for accrued vacation, if any (the “Accrued Obligations”). However, nothing in this Agreement shall adversely affect your rights or those of your family or beneficiaries under any applicable plans, policies or arrangements of the Company or the Subsidiary.

(b) Termination by the Company for Cause or by You Without Good Cause: If the Company terminates your employment for Cause (as defined in Section 8(d)) or if you terminate your employment other than for Good Cause (as defined in Section 8(d)), the Company and the Subsidiary shall have no further obligation or liability to you hereunder other than for payment of the Accrued Obligations.

(c) Termination by the Company Without Cause or by You for Good Cause: If the Company terminates your employment other than for Cause, or you terminate your employment for Good Cause, then, in addition to payment of the Accrued Obligations, you shall receive the following:

(i) The Company will pay you, within thirty (30) days following the later of (a) the termination of employment, or (b) the date you deliver to the Company a release of claims in accordance with Section 8(e), a lump-sum cash amount equal to the sum of (x) an amount equal to one year’s then-current Base Salary plus (y) a pro rata portion (based on the number of weeks worked in the year of termination) of the Maximum Bonus (as defined in Section 8(d)) that would otherwise be payable to you in the year that the termination occurs, if any (the “Severance Payment”). The parties acknowledge and agree that the obligation to pay the Severance Payment is solely that of the Company and that none of the directors or officers of the Company or the Subsidiary shall have any personal liability with respect thereto. You understand that payments to be made to you pursuant to Section 3(c) of the Non-Competition Agreement shall be offset against (and consequently reduced by) any payments made to you hereunder, on a dollar-for-dollar basis.

(ii) The Company will continue, for a period of twelve (12) months after termination, to provide you with medical benefits under (as the case may be) the Company’s or the Subsidiary’s group medical plan, life insurance arrangements and disability arrangements equivalent to those provided to executive-level employees. To the extent that the Company is unable to provide such benefits to you under its existing plans and arrangements, the Company will pay you cash amounts equal to the cost the Company or the Subsidiary would have incurred to provide those benefits.

(iii) Notwithstanding the terms of any awards of stock options or restricted stock, all options to purchase Company stock held by you will automatically and immediately vest and become exercisable upon such termination and remain exercisable for a period of six (6) months thereafter (except that incentive stock options shall be exercisable for only three (3) months thereafter), and all restricted stock held by you pursuant to the restricted stock plans or arrangements of the Company shall automatically and immediately vest and no longer be subject to forfeiture.

(iv) Notwithstanding any other provision of this Agreement, should any benefit payment that is described in this subsection (c) be subject to Section 409A of the Internal Revenue Code of 1986 as amended, the Company is authorized to make payments in a manner that complies with the requirements of Section 409A. However, in the event that one or more provisions of Section 409A is violated, the Company shall not be responsible for the payment of any tax liability, penalties or interest that are imposed upon you as a result of said violation, nor shall the Company be under any obligation to make you whole or otherwise compensate you for such additional liability.

(d) Definitions: The following terms shall have the meanings set forth below:

“Cause” shall mean, in respect of the termination of your employment by the Company, (a) willful malfeasance, gross misconduct or gross negligence in your performance of the duties of your position that has a material adverse effect on the Company or the Subsidiary, (b) the material breach by you of this Agreement or of Sections 3(a), 4, 5 or 6 of the Non-Competition Agreement, (c) fraud or dishonesty by you with respect to the Company, the Subsidiary or your employment, (d) your conviction of any crime that involves deception, fraud or moral turpitude or any felony (including, in each case, entry of a guilty or nolo contendere plea and excluding traffic violations or similar minor offenses), or (e) your repeated or prolonged absence from work other than for illness, Disability or authorized vacation. The Company may treat a termination of your employment as termination for Cause only after (i) giving you written notice of the intention to terminate for Cause, including a description of the conduct that the Company believes constitutes the basis for a Cause termination, and of your right to a hearing by the Company’s Board of Directors, (ii) in the event of a termination under clause (a), (b) or (e) above, providing you with a 30-day period in which to cure the conduct giving rise to the Company’s notice of a Cause termination, unless, with respect to clause (a) and (b) above, (I) in the Company’s reasonable judgment, protective action inconsistent with such cure period (e.g., immediate termination) is necessary to avoid harm to the Company of the Subsidiary or (II) the Company reasonably determines that your conduct is egregious, in which event, the Company may shorten the cure period or terminate your employment immediately (subject to the requirements set forth in clauses (iii) and (iv) below), (iii) at least 30 days after giving the notice, conducting a hearing by the Board at which you may be represented by counsel, and (iv) giving you written notice of the results of the hearing and the factual basis for the Board’s determination of Cause, which shall require a vote of a majority of the members of the Board then in office other than yourself. Except in connection with your opportunity, if any, to cure the conduct giving rise to the Company’s notice of termination for Cause as set forth in clause (ii) above, nothing in the foregoing sentence shall prevent the Company from terminating your employment pending any determination of Cause as set forth in the foregoing sentence, any such determination shall be retroactive to the date of termination, and the Company shall not be obligated to compensate you hereunder for the period from such termination until such time, if any, as the Company’s Board of Directors determines that such termination was not for Cause. Notwithstanding the foregoing, Cause shall not include an act or failure to act based on authority given pursuant to a resolution duly adopted by the Company’s Board of Directors or based on the advice of the Company’s General Counsel or willful failure due to incapacity resulting from Disability or any actual or anticipated failure after you provide written notice of a termination for Good Cause.

“Disability” shall mean physical or mental incapacity of a nature which prevents you, in the professional judgment of your physician or, at the Company’s election, a board-certified physician mutually agreed upon by the Company and you, from performing the essential functions of your position with the Company or the Subsidiary with or without a reasonable accommodation for a period of ninety (90) consecutive days or one hundred eighty (180) days during any consecutive 12-month period.

“Good Cause” shall mean, in respect of the termination of your employment by you, (i) failure by the Company to maintain you in the position of Managing Director (ii) a material diminution of your duties and responsibilities in such position or a material diminution of your authority with respect to such position, as described in Section 2 hereof, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you, (iii) a breach by the Company of any material term of this Agreement or the Non-Competition Agreement, or (iv) relocation of your principal place of work to a location more than thirty (30) miles from your address as set forth in Section 10 below without your prior consent. You may treat a resignation from employment as termination for Good Cause only after (a) giving the Company written notice of the intention to terminate for Good Cause, (b) providing the Company at least 30 days after receipt of such notice to cure the conduct or action giving rise to Good Cause, unless, with respect to clause (i) and (ii), you reasonably determine that the Company’s conduct is egregious and has resulted in significant, irreparable harm to you, in which event, you may shorten the cure period or terminate your employment immediately, and (c) if applicable, the Company has failed to cure the action or conduct giving rise to Good Cause during the 30 day cure period. Notwithstanding anything herein to the contrary, a change in your title from Managing Director to Chief Executive Officer shall not constitute Good Cause.

“Maximum Bonus” shall mean your bonus for the year in which termination occurs, calculated on the assumption that all targets and formulas for determining such bonus have been met. If no such targets or formulas have been established, then the Maximum Bonus shall be the total bonus you were eligible to receive during the preceding fiscal year, calculated on the assumption that all targets and formulas for determining such bonus have been met. The Maximum Bonus (A) payable upon termination shall be reduced by any bonus payments relating to services performed in the year in which termination occurs that (1) have already been paid to you as of the date of termination, (2) are payable to you as an Accrued Obligation hereunder, or (3) could have been earned during the year in which termination occurs but that were not so earned because of the failure to achieve targets or formulas which are no longer able to be achieved, and (B) shall not include any bonus paid or payable in the year in which termination occurs to the extent such payment represents payment for services rendered in a prior year. By way of illustration and not limitation, if you are paid a bonus on February 18, 2008 relating to your performance during all or part of the 2007 calendar year and you are later terminated without Cause on August 31, 2008, the Maximum Bonus payment due upon termination will not be reduced by the bonus payment received on February 15, 2008, nor shall the amount of the February 15, 2008 bonus be included as part of the Maximum Bonus, because such payment relates to service rendered in the year preceding the year in which termination occurs. If you are paid a bonus on July 15, 2008 relating to your performance during the first and/or second quarter of the 2008 calendar year and are later terminated without Cause on August 31, 2008, the Maximum Bonus payment due upon termination will be reduced by the bonus payment received on July 15, 2008 because such payment relates to services rendered in the year in which termination occurs, and if you do not receive a bonus for the first and/or second quarter of the 2008 calendar year because quarterly performance objectives had not been achieved, the amount of such bonus that could have been earned shall not be included in determining the Maximum Bonus.

(e) Release: Notwithstanding anything to the contrary contained in this Agreement, in order for you to be eligible for any severance benefits under this Section 8, you must execute and deliver to the Company (and not revoke within seven (7) days of executing) the release of claims in the attached as Exhibit A hereto.

9. Non-Disparagement: You will not at any time during or after the term of your employment hereunder make any statement to any person, including, without limitation, employees, customers, suppliers or competitors of the Company or the Subsidiary, that is derogatory or negative about the Company or the Subsidiary or their respective affiliates or any statement regarding the future plans of the Company. This Section 9 will not apply to any statements made by you (i) in support of any claim or defense asserted by you in any mediation, arbitration or litigation process or proceeding between you and the Company or the Subsidiary and (ii) made only within the specific forum (i.e. arbitral tribunal, courtroom) in which such mediation, arbitration or litigation is taking place.

10. Notices: Any notices required or permitted to be sent under this Agreement shall be effective when delivered by hand or mailed by registered or certified mail, return receipt requested, and addressed as follows:

If to the Company:

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

Attn: General Counsel, pSivida Corp.

With a copy to:

Ropes & Gray One International Place Boston, MA 02110-2624Attn: Mary Weber

If to Executive:

Paul Ashton

76 Page Road

Newton, MA 12460

Either party may change its address for receiving notices by giving notice to the other party.

11. Waiver: The failure of either party to enforce any of the provisions of this Agreement shall not be deemed a waiver thereof. No provision of this Agreement shall be deemed to have been waived or modified unless such waiver or modification shall be in writing and signed by both parties hereto.

12. Arbitration: All controversies and disputes between or among any of the parties hereto arising out of or in connection with the interpretation, performance or enforcement of this Agreement, whether based on federal, state or foreign law and whether grounded in common law or statutory law, shall be settled exclusively by arbitration conducted as provided herein, and otherwise in accordance with the National Employment Rules of the American Arbitration Association.

(a) Procedure: The arbitration shall be administered by the American Arbitration Association, as follows:

(i) the arbitration shall be conducted in Boston, Massachusetts by a panel of three (3) arbitrators, jointly selected by the parties, except that if the parties are unable to agree on all three arbitrators within fifteen (15) days after demand for arbitration has been made (or such later time as the parties may agree), the arbitration shall be conducted by three (3) arbitrators as are selected in accordance with the applicable rules of the American Arbitration Association;

(ii) final decision shall be by a majority of the arbitrators, which arbitrators shall prepare and deliver a written reasoned award. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; and

(iii) all costs and fees relating to the arbitration shall be borne by the losing party, except that if the arbitrators determine that any party has prevailed in part and lost in part, the costs and fees relating to the arbitration shall be allocated between the parties as equitably determined by the arbitrators.

(b) Refusal to Arbitrate: The failure or refusal of any party to submit to arbitration shall be deemed a breach of this Agreement. If a party seeks and secures judicial intervention requiring enforcement of this Section 12, such party shall be entitled to recover from the other party in such judicial proceeding all costs and expenses, including reasonable attorneys’ fees, that it was thereby required to incur.

(c) Sole Procedure: The procedures specified in this Section 12 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party, without prejudice to the above procedures, may seek a preliminary injunction or other equitable relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedures specified in this Section 12.

13. No Duty to Mitigate; No Offset: Benefits payable under this Agreement as a result of termination of your employment will be considered severance pay in consideration of your past service and your continued service or obligations from and after the date of execution of this Agreement, and your entitlement thereto will neither be governed by any duty to mitigate your damages by seeking further employment or offset by any compensation you may receive from other employment following the date of your termination of employment. Notwithstanding the foregoing, you agree that the Company may cease its payment for, or provision of, one or more of the continued benefits under Section 8(c)(ii) during the twelve month period following the date of your termination from employment to the extent that you obtain comparable benefit coverage with another employer. This provision shall be applied in an ad seriatim basis so that the Company may only cease payment of those comparable benefits that you obtain with another employer. You agree to notify the Company as soon as practicable in the event that you obtain comparable coverage or benefits during the period noted above and you acknowledge that the Company’s obligation to continue payment for, or provision of, benefits shall cease from and after the date you obtain comparable coverage.

14. Successors: This agreement shall inure to and be binding upon the Company’s successors and assigns. The Company shall require any successor to all or substantially all of the business or assets of the Company by sale, merger or consolidation (where the Company is not the surviving corporation), lease or otherwise, to expressly assume this Agreement. This Agreement is not otherwise assignable by the Company or you.

15. Rights of Survivors: If you die after becoming entitled to benefits under this Agreement following termination of employment but before all such benefits have been provided, (a) all unpaid cash amounts will be paid to your designated beneficiary or, if no such beneficiary has been designated, to your estate, (b) all applicable insurance coverage will be provided to your family as though you had continued to live, to the extent permitted under the plans, and (c) any stock options that become exercisable under Section 8 will be exercisable by the beneficiary or, if none, the estate.

16. Entire Agreement; Termination: This Agreement together with the Non-Competition Agreement shall constitute the entire agreement of the parties pertaining to this subject matter and shall supersede all prior agreements, representations and understandings of the parties with respect to such subject matter. Any and all employment, severance, compensation, or other agreements and arrangements between the Executive and the Company or the Subsidiary, whether dating from before or after the Company’s acquisition of the Subsidiary (including, without limitation, the Severance Agreement, dated February 20, 2004, between the executive and the Subsidiary, as amended, and the Amended and Restated Change of Control Agreement, dated August 17, 2004, between the Executive and the Subsidiary) are hereby terminated and of no further force and effect, and no parties shall have any further rights, obligations or liabilities thereunder; provided, however, that the Retention Agreement, dated September 29, 2005, between the Executive, the Subsidiary and the Company shall remain in full force and effect. The parties hereto acknowledge and agree that this Agreement satisfies the Company’s obligations under Section 2(b) of the Non-Competition Agreement.

17. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining s nevertheless shall continue in full force and effect without being impaired or invalidated in any manner.

18. Counterparts: This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The parties agree that any action to enforce the terms of this Agreement shall be commenced in, and subject to the exclusive jurisdiction of, Suffolk County, Boston, Massachusetts.

[Signature Page to Immediately Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

PSIVIDA, Corp.

By:	/s/ David Mazzo
Name: David J. Mazzo, Ph.D.
Title: Chairman of the Board of Directors

EXECUTIVE

By:	/s/ Paul Ashton
Name: Paul Ashton

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the Employment Agreement between myself and pSivida Corp. (the “Company”) dated as of                      , 2005 (the “Agreement”), which benefits are subject to my signing of this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge the Company, the Subsidiary (as defined in the Agreement), its other subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or the Subsidiary or any of its other subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of the subsidiaries or other affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement and (ii) any right of indemnification or contribution that I have pursuant to the Certificate of Incorporation, Constitution, By-Laws or other governing documents of the Company or the Subsidiary.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the General Counsel of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed: